Exhibit 99.1
Financial News Release
For Immediate Release

Contact Information:	Investor Inquiries	Media Inquiries
	Michael Yonker	Chris Bright
	Pixelworks, Inc.	Pixelworks, Inc.
	Tel: (503) 454-4515	Tel: (503) 454-1770
	E-mail: myonker@pixelworks.com	E-mail: cbright@pixelworks.com
Web site: www.pixelworks.com
Conference Call at 6 a.m. PDT, April 4, 2006 – Pixelworks will host a conference call at 6 a.m. PDT, April 4, 2006, which can be accessed by calling (213) 785-2437 and using pass code 7164880. The conference call will also be available through a Web broadcast that can be accessed by visiting the Investor Relations section at www.pixelworks.com. A replay of the conference call will be available through April 7, 2006 and can be accessed by calling (719) 457-0820 and using pass code 7164880.
Pixelworks Announces Preliminary
First Quarter 2006 Financial Results
     Tualatin, Ore., April 3, 2006 — Pixelworks, Inc. (NASDAQ:PXLW), a leading provider of system-on-chip ICs for the advanced display industry, today announced preliminary financial results for the first quarter ending March 31, 2006. At this point in time, Pixelworks has not completed its quarter-end close process and independent auditor review, so the company is providing only an estimated range of preliminary financial results for revenue and gross margin for the quarter.
     The company expects first quarter revenue to be between $35.0 million and $36.0 million compared to the company’s previous outlook of $39.0 million to $43.0 million. The lower than expected revenue is primarily due to weaker than expected sales of the company’s products for the advanced television market.
     GAAP gross margin, which includes an estimated $2.0 million in non-cash expenses for the amortization of various acquired intangible assets and approximately $60,000 in non-cash stock compensation expense to be recorded in accordance with SFAS No. 123R, Share Based Payment (both of which are excluded for non-GAAP reporting purposes), is expected to be between 35 percent and 36 percent compared to the previous outlook of 40 percent to 42 percent. The lower than expected gross margin is primarily a result of significantly lower than
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Pixelworks Announces Preliminary First Quarter 2006 Financial Results
April 3, 2006

anticipated sales of advanced television products, a reserve the company expects to record for slow moving inventory and low initial yield of a new timing controller product.
     As part of the first quarter close process, the company is also performing an analysis on the recoverability of its intangible assets, long-lived assets and goodwill in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets and SFAS No. 142, Goodwill and Other Intangible Assets. The company expects to complete the analysis by the time it reports first quarter results on April 25, 2006.
     “I am disappointed with our preliminary financial results for the first quarter,” said Allen Alley, President, CEO and Chairman of Pixelworks. “In January, when we provided our original first quarter outlook, we anticipated weak seasonality in certain portions of our business and the effect of transitioning customers to new chip designs during the first half of the year. However, we did not fully anticipate the weak market conditions we experienced during the quarter for advanced televisions in Europe and China.”
     The company plans to release its quarterly financial results for the period ending March 31, 2006 and host a conference call after the market closes on April 25, 2006.
About Pixelworks, Inc.
     Pixelworks, headquartered in Tualatin, Oregon, is a leading provider of system-on-chip ICs for the advanced display industry. Pixelworks’ solutions provide the intelligence for advanced televisions, multimedia projectors and flat panel monitors by processing and optimizing video and computer graphics signals to produce high quality images. Many of the world’s leading manufacturers of consumer electronics and computer display products utilize our technology to enhance image quality and ease of use of their products.
     For more information, please visit the company’s Web site at www.pixelworks.com.
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     Pixelworks is a trademark of Pixelworks, Inc. All other trademarks and registration marks are the property of their respective corporations.
Non-GAAP Financial Measures
     This press release makes reference to non-GAAP gross margins which exclude certain non-cash acquisition related amortization expenses and stock compensation expenses required under GAAP. The company uses these non-GAAP measures internally to assess its performance and as one component in determining compensation for certain employees. The company believes these non-GAAP measures provide a meaningful perspective on its underlying cash flow dynamics, but cautions investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. A complete reconciliation between GAAP and non-GAAP financial measures is
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Pixelworks Announces Preliminary First Quarter 2006 Financial Results
April 3, 2006

included in the company’s quarterly earnings releases and is also available in the investor relations section of the company’s website.
Safe Harbor Statement
     This release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the federal Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the company’s business. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including those described above and the following: results of final accounting analysis of appropriate reserves, analysis of the recoverability of intangible assets and other end-of-quarter analysis, determination of final yield figures, changes in growth in the advanced television, multimedia projector and flat panel monitor industries; changes in customer ordering patterns or lead times; the success of our products in expanded markets; success in achieving operating efficiencies from our restructuring efforts, competitive factors, such as rival chip architectures, introduction or traction by competing designs, or pricing pressures; insufficient, excess or obsolete inventory and variations in inventory valuation; our product mix; changes in regional demand for our product, non-acceptance of the combined technologies by leading manufacturers, and other risk factors listed from time to time in the company’s Securities and Exchange Commission filings.
     The forward-looking statements we make today, speak as of today, and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent SEC filings for a description of factors that could cause actual results to differ materially from the preliminary results announced.